Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

DIPEXIUM PHARMACEUTICALS, LLC

and

THE GENAERA LIQUIDATING TRUST, ARGYCE, LLC, as Trustee

Dated April 8, 2010

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated  April 8, 2010 (the “Effective Date”), between Dipexium Pharmaceuticals, LLC, a limited liability company organized and existing under the laws of Delaware having a principal place of business at 22 Camelot Court, White Plains, NY 10603 (the “Purchaser”) and The Genaera Liquidating Trust, a grantor trust organized and existing under the laws of Delaware and having its principal place of business located at 610 Second Street Pike, Southampton, PA 18966 (the “Seller” or the “Trust” and, together with the Purchaser, the “Parties”).

RECITALS

WHEREAS, the Seller is a liquidating trust formed pursuant to the Delaware General Corporation Law (the “DGCL”)  by the Liquidating Trust Agreement (i) to dispose of all of the assets of Genaera Corporation, a Delaware corporation dissolved pursuant to Section 274 of the DGCL (the  “Predecessor”), a biopharmaceutical company formed to develop medicines to address substantial unmet medical needs in major pharmaceutical markets (the “Business”) and (ii) to wind up its affairs, pay or adequately provide for the payment of all of its liabilities and distribute to or for the benefit of its stockholders all of the Predecessor’s assets, including interests in any liquidating trust established in connection with the complete liquidation of the Predecessor;

WHEREAS, Section 7.2(c) of the Liquidating Trust Agreement provides: “As far as reasonably practicable, the Trustee shall cause any written instrument creating an obligation of the Trust Assets to include a reference to [the Liquidating Trust] Agreement and to provide that neither the Beneficiaries, the Trustee nor its agents shall be liable thereunder, and that the other parties to such instrument shall look solely to the Trust Assets for the payment of any claim [under such instrument] or the performance thereof; provided that the omission of such provision from any such instrument shall not render the Beneficiaries, the Trustee or its agents liable, nor shall the Trustee be liable to anyone for such omission.”; and

WHEREAS, the Seller desires to sell and the Purchaser desires to purchase certain assets and rights of the Seller including, without limitation, certain intellectual property rights and other materials that relate to the Purchased Assets (as defined below), in each case, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, agreements, representations, and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; PURCHASE PRICE; CLOSING

1.1.                            Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), the Seller shall sell, transfer, convey, assign, and deliver to the Purchaser, and the Purchaser shall purchase, acquire, and accept from the Seller, the following specified assets, properties and rights owned or held by the Seller (the “Purchased Assets”):

a)                                     Any and all intellectual property disclosed or described in the Product Documentation that is owned by the Seller as of the Closing Date that are exclusively used or usable in or for the development, manufacture, use, import or sale of the API (as defined below) anywhere in the world including, without limitation, the Patent Rights, Trademarks and Trade Secrets (each as defined below) (collectively, the “Intellectual Property”);

b)                                     The trademarks CYTOLEX and LOCILEX, to the extent that the Seller owns any rights in such trademarks as of the Closing Date (collectively, the “Trademarks”);

c)                                      Any and all unexpired United States and foreign patents, patent applications and disclosures of inventions, certificates of invention and all rights therein owned by the Seller as of the Closing Date listed in Section 1.1(c) of the Seller Disclosure Schedule, and any and all extensions, continuations, continuations-in-part, divisional, reissues, patents of addition, registrations, confirmations, supplementary protection certificates, term extensions (under applicable patent law or regulation or other law or regulation) or reexaminations thereof, any subsequent filings in any country claiming priority there from and any and all discoveries or inventions embodied within the foregoing  (collectively, the “Patent Rights”);

d)                                     Any and all applications, registrations, approvals, concurrences and filings with, or other submissions or correspondence relating to, the Product (as defined below) to or from the United States Food and Drug Administration (“FDA”), any state counterpart, any European notified body and any other foreign governmental authority with similar authority and, with respect to FDA filings and submissions, indentifying the type of the filing or submission (whether under an IND or NDA or otherwise), including all warning letters, all vigilance reports, all adverse event reports, all correspondence relating to clinical activities, all responses to FDA audits, all European notified body audits, all responses to European notified bodies, all CE technical or CE Marketing files, all facilities registration documentation and all device listing documentation (collectively, the “Regulatory Correspondence”);

e)                                      Any and all data and information maintained in confidence by the Seller or its representatives and owned by and in the possession of the Seller or its representatives as of the Closing Date that are exclusively used or usable in or for the development, manufacture, use, import or sale of the API anywhere in the world, including, without limitation, such data and information that are exclusively used in or for the design, development, animal or clinical testing, obtaining regulatory concurrence or approval, manufacture, production, revision, maintenance, repair, quality assurance, marketing, labeling, packaging, advertising, sale, operation, use or other exploitation of the API as of the Closing Date and including all related processes, plans, designs, research, operating manuals, methods, compounds, formulae, discoveries, developments, designs, drawings, technology, techniques, procedures, know-how, specifications, inventions, customer and supplier lists, computer programs, and other scientific or technical data or information conceived, memorialized, developed and/or reduced to practice, in each case, whether or not patentable in any jurisdiction, that are owned by the Seller as of the Closing Date (collectively, the “Trade Secrets”);

f)                                       Any and all patterns, plans, designs, research data, clinical data, formulae, specifications, manufacturing processes, vendor and raw material and component lists and specifications, quality testing procedures, process validations, environmental control documentation, operating manuals, blueprints, sketches, drawings, manuals, data, records, procedures and research and development records, compositions, proposals, process descriptions and other technical data (including chemical formulations, design specifications, standard operating procedures and manufacturing protocol(s) in each case that are owned by and in the possession of Seller as of the Closing Date and exclusively used for the manufacture or quality assurance testing of any existing Inventory (as defined below) (collectively, the “Product Documentation”);

g)                                      Any and all Investigational New Drug Applications filed by the Seller and relating to the API, including, without limitation, IND No. 40,454 and IND No. 43,929 (each, a “Product IND” and, collectively, the “Product INDs”);

h)                                     Any and all new drug applications filed by the Seller and relating to the API including, without limitation, NDA No. 20-930 (each, a “Product NDA” and, collectively, the “Product NDAs”);

i)                                         All of the Seller’s right, title, and interest in and to any pharmaceutical composition or preparation comprising or containing the API (as defined below).

j)                                        The active pharmaceutical ingredient (“API”) known as pexiganan acetate peptide (f/k/a MSI-78), including its pharmacologically acceptable salts, and if applicable, any analogs, solvents, hydrates, hemihydrates, polymorphs, metabolites, free base forms, pro-drugs, esters, tautomers, isomers, stereoisomers, racemates, enantiomers and, in each case, all optically active forms thereof including, without limitation, all dosage forms of such compositions or preparations (the “Product”);

k)                                     All of the license rights  granted to the Seller’s predecessor-in-interest,  Genaera Corporation, a corporation organized under the laws of the State of Delaware (“Genaera”),  pursuant to that certain Agreement, dated as of November 4, 1988, by and between Multiple Peptide Systems, Inc. and the Seller (as amended from time to time, the “MPS License Agreement”) and

1)                                    All inventory of the Product including, without limitation, all finished goods, bulk goods inventory, raw materials, or any other component of inventory at any stage of completion in the drug manufacturing cycle, in each case, owned or controlled by the Seller on the Closing Date whether or not such items are manufactured consistently with Good Manufacturing Practices (“GMP”) as promulgated by the FDA as in effect from time to time and other materials, if any, applicable to manufacturing of API, including without limitation, cellline(s) potentially relevant to recombinant production of API that may exist and be in Seller’s possession or control (the “Inventory”).

1.2.                            Excluded Assets. Notwithstanding any other provision of this Agreement, the Seller shall retain and shall not transfer to the Purchaser any assets, properties or rights of the Seller not set forth in Section 1.1 above (the “Excluded Assets”).

1.3.                            Assumed Liabilities. Except as otherwise set forth in this Agreement, including without limitation contracts and commitments contemplated in Section 2.9 of this Agreement entitled “Contracts and Commitments”,   the Purchaser shall not assume any liabilities or obligations of the Seller and nothing herein shall be construed as imposing any liability or obligation upon the Purchaser other than those related to the Purchased Assets from and after the Closing Date and those specifically set forth in Section 1 .3 of the Purchaser Disclosure Schedule.

1.4.                            Purchase Price.  The aggregate consideration for the Purchased Assets shall consist of three components; cash consideration, milestone payments conditioned upon certain events and royalty payments as follows (collectively, the “Purchase Price”):

i.                                          Cash Consideration.  At the Closing, Purchaser shall pay to Seller fifty thousand dollars ($50,000) by wire transfer of immediately available funds to the Seller’s bank account as previously instructed to the Purchaser by the Seller in writing prior to the Closing (the “Cash Consideration”);

ii.                                       Milestones.  In addition to the Cash Consideration, Purchaser shall pay to Seller one or more of the amounts below (each a “Milestone Payment” and together, the “Milestone Payments”) in respect of the milestones listed below upon the occurrence of the events described below:

A.                                    U.S. Regulatory Approval.  Within 90 days following regulatory approval of the Product by the FDA, Purchaser shall pay to Seller or its designee(s) one million dollars ($1,000,000);

B.                                    Ex-U.S. Regulatory Approval.  Within 90 days following regulatory approval of the Product by any regulatory authority outside the United States, Purchaser shall pay to Seller or its designee(s) five hundred thousand dollars ($500,000);

C.                                    Taiwanese Rights.  If Purchaser enters into a license, sublicense or other definitive agreement with any party which had been in discussions with Seller prior to the Effective Date (“Third Party”) within twelve (12) months following the Effective Date, pursuant to which Third Party obtains the right to manufacture, sell, market and distribute the Product in Taiwan (the “Third Party Transaction”), than the Purchaser shall divide equally (50%-50%) any and all consideration paid by Third Party to the Purchaser in the Third Party Transaction, except for consideration paid to Purchaser by Third Party for providing supply of Product or any other services to be performed by or on behalf of Purchaser to actively support any clinical or regulatory efforts to be made by Third Party in such territory.

D.                                    Sale of Purchased Assets.  Except as set forth below, if within twelve (12) months following the Effective Date, Purchaser sells, assigns, transfers or otherwise disposes of any interest in the Purchased Assets, Purchaser agrees to promptly pay to Seller a total of fifteen percent (15%) ofthe aggregate consideration paid to Purchaser for such Purchased Assets in such transaction.  The foregoing shall exclude (1) any transaction described in Section 1.4(ii)C above, (2) any transaction that is primarily a capital raising transaction by Purchaser, and (3) any payments made to Purchaser in any transaction following the Effective Date constituting reimbursement or funding for development under collaborative arrangements.

iii.                                    Royalties.  The Purchaser shall make to Seller the following payments (the “Royalties”):

A.                                    If only one Phase III clinical trial is required to be completed in order to receive marketing approval from the U.S. FDA, the Purchaser shall pay a royalty to Seller equal to 7.5% of “Net Sales” (the “Base Royalty”), on a country-by-country basis, which amount shall be payable for a period of time equal to the last to expire of any applicable patent(s), patent application(s), extensions, continuations, or continuations-in-part (each, a “Patent” and collectively, the “Patents”), in each case, covering the Product in each applicable country within which such Net Sales are made (the “Royalty Period”). If more than one Phase III clinical trial is required and, in fact, is completed in order to receive marketing for approval from the U.S. FDA, the parties hereto agree that the Base Royalty shall be reduced to 5% for the entire Royalty Period.

B.                                    In addition  to the foregoing,  the Purchaser  shall pay a royalty to the Seller equal to 2.5% on any and all Net Sales booked directly by the Purchaser  during the five (5) year period following the later of (i) the last to expire of each and all applicable Patents or (ii) receipt of marketing approvals (whether  for over the counter or prescription use), including  pricing approvals  where applicable; such payment  obligation  to be calculated  on a country-by-country basis taking into account  the expiry date(s) of the last to expire of the Patent(s)  or date of marketing approvals in each country.

1.5.                            Allocation of Purchase Price.  The Purchase  Price shall be allocated  for all tax purposes among the Purchased  Assets in accordance with their respective  fair market values pursuant  to the principles  of Section  1060 of the Internal  Revenue  Code of 1986, as amended, and the regulations adopted thereunder, and in accordance with the principles  set forth in Exhibit  A. Neither the Purchaser nor the Seller shall, in connection with any tax return, any refund claim, any litigation or investigation or otherwise, take any position with respect to the allocation of the Purchase Price which is inconsistent with the principles provided  in Exhibit  A.

1.6.                            Assignment of Purchased Assets.  Notwithstanding anything  in this Agreement to the contrary,  (a) this Agreement shall not constitute an agreement  to sell, transfer, convey, assign or deliver to the  Purchaser  any Purchased  Assets if such Purchased Assets are not transferable under applicable laws or regulations, and (b) this Agreement shall not constitute  an agreement  to assign any asset or claim or right or any benefit arising  under or resulting  from such asset if an attempted  assignment thereof,  without the consent  of a third party, would constitute a breach or other contravention of the rights of such third party, or would be ineffective  with respect to any party to an agreement  concerning such asset.  If any transfer or assignment by the Seller of any Purchased  Assets is limited by the immediately preceding  sentence, or any assumption by the Purchaser  of, any interest  in, or liability,  obligation or commitment under any asset requires the consent  of a third party and such consent has not been obtained,  then such transfer,  assignment or assumption shall be subject to any such consent  or required  authorization being obtained.  The Seller shall use its commercially reasonable efforts to obtain such consent  or authorization as promptly as practicable, and the Seller and the Purchaser  shall cooperate (at their own expense)  in any lawful and commercially reasonable mutually  agreeable arrangement under which (i) the Purchaser  shall obtain (without  infringing  upon the legal rights of such third party or outside  party or violating  any applicable laws) the economic claims, right and benefits  under the asset, claim or right with respect to which the consent  or authorization has not been obtained  in accordance with this Agreement and (ii) the Purchaser  shall assume any related economic burden with respect to the asset, claim or right with respect to which the consent  or authorization has not been obtained  (including any related Assumed  Liability).

1.7.                            Purchaser’s Option to Purchase Right to Milestone Payments and Royalties.

a)                                     Seller hereby grants to the Purchaser the right to purchase Seller’s right to receive the Milestone Payments and the Royalty payments in consideration of the payment of monies as provided in this Section 1.7. Such purchase shall include the right to assign, terminate or modify the right to such payment.

b)                                     The purchase price for the Milestone Payments and the Royalties together shall be calculated as follows:

i.                                          Effective Date through March 31, 2011: The purchase price to acquire Seller’s interest in the Milestone Payments and Royalties shall be $250,000 paid by wire transfer in immediately available funds to an account as directed by Seller;

ii.                                       Quarterly Price Increase:  After March 31, 2011, the purchase price to acquire Seller’s interest in the Milestone Payments and Royalties shall increase by $62,500 for a transaction that is consummated at any time during each calendar quarter thereafter.  For example, if the Purchaser exercises its right to acquire Seller’s  interest in the Milestone Payments and Royalties set forth in this agreement during the sixteenth (16th) month following the Effective Date, the purchase price for the acquisition shall be equal to $375,000 ($250,000 plus two increments of $62,500); and

iii.                                    Termination:  The Option created in this Section 1.7 will terminate March 31, 2012, the purchase price for Purchaser to acquire Seller’s interest in the Milestone and Payments and Royalties during the calendar quarter ending March 31, 2012 will be $500,000.

1.8                        Payments to Access Pharmaceuticals, Inc.; Payment Agent.

a)                                     Reference is made to Royalty and Settlement Agreement (the “Access Agreement”) dated December 15, 2009 by and between the Trust and MacroChem Corporation (“MacroChem”) and Access Pharmaceuticals, Inc. (“Access”).

b)                                     From and out of each and all amounts payable to Seller hereunder, the Purchaser shall make to Access payments on behalf of Seller equal to twenty percent (20%) of the Royalties payable to Seller and shall pay the remaining eighty percent (80%) of such Royalties to Seller as otherwise provided herein.

c)                                      The Purchaser agrees to act as a payment agent on behalf of Seller for the benefit of Access in the event the Trust is liquidated or otherwise ceases to exist.

1.9  Definitions. As used in this Agreement, the following terms shall have the following meanings:

a)                                     “Affiliate” shall have the meaning given to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, as in effect as of the date of this Agreement.

b)                                 “Beneficiaries” shall have the meaning provided in the Liquidating Trust Agreement.

c)                                      “Gross Sales” means the gross amount invoiced by the Purchaser or any party acting on its behalf for sales of the Product to a third party unaffiliated with the Purchaser or any party acting on its behalf.

d)                                    “Liquidating Trust Agreement” means the Agreement and Declaration of Trust dated as of June 12, 2009, by and among the Predecessor and Argyce LLC, a Delaware limited liability company, as Trustee.

e)                                      “Material Adverse Effect” means any change, circumstance, event or effect (each an “Effect”) that materially impedes the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and all applicable law; provided, however, that  none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (A) any adverse Effect to the extent attributable in whole or in part to the announcement or pendency of the transactions contemplated by this Agreement; (B) any adverse Effect attributable to conditions generally affecting the biotechnology or pharmaceutical industries or the U.S. or international economy or the U.S. or international financial markets which do not materially disproportionately affect the Seller; (C) any adverse Effect arising from or relating to compliance with the terms of this Agreement; (D) changes in law after the date hereof; (E) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes, or acts of war, sabotage, terrorism, military action or any escalation or worsening thereof after the date hereof, and whether or not pursuant to the declaration of national emergency or war; and (F) any action taken by the Seller with the Purchaser’s written consent or the taking of any action expressly required by this Agreement.

f)                                       “Net Sales” means Gross Sales less the sum of (i) credits or allowances given or made for rejection or return of previously sold Products, (ii) sales, use, value added and similar retail taxes charged to the purchaser and specifically identified on the invoice or other documentation related to such sale and (iii) charges for freight and insurance directly related to the distribution of Products, as applicable.

g)                                      “Person” means an individual, a corporation, a partnership, an association, a joint venture, a limited liability company, a trust or other entity or organization.

h)                                     “Seller’s knowledge” means the actual current knowledge of John Skolas, Esq, sole member of Argyce LLC.

i)                                         “Trustee” shall mean the original Trustee under the Liquidating Trust Agreement, Argyce LLC, a Delaware limited liability company, and any successors thereto, pursuant to and in accordance with the terms of this Agreement.

j)                                               The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will”shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (except any such amendments, supplements or modifications that are not permitted hereby), (ii) any reference herein to any Person shall be construed to include the Person’s  successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”,  and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as otherwise set forth in the schedules attached to this Agreement (hereinafter collectively referred to as the “Seller Disclosure Schedule”), the Seller represents and warrants to the Purchaser as set forth below:

2.1.                            Organization of Trust. On June 4, 2009, the Predecessor’s stockholders approved a plan of complete liquidation and dissolution of the Predecessor (the “Plan”) including creation of the Trust pursuant to Section 275 of the DGCL.  Pursuant to the Plan, the Predecessor filed Articles of Dissolution, effective as of June 12, 2009, with the Delaware Secretary of State. The Plan provides, among other things, that the Board will cause the Predecessor to dispose of all of the assets of the Predecessor wind up its affairs, pay or adequately provide for the payment of all of its liabilities and distribute to or for the benefit of its stockholders all of the Predecessor’s assets, including interests in any liquidating trust established in connection with the complete liquidation of the Predecessor. The Trust is a “successor entity,” as defined in Section 280(e) of the DGCL, ofthe Predecessor.  Trust Documents.  The Seller has heretofore furnished to the Purchaser complete and correct copies of the Liquidating Trust Agreement, which constitute its governing instrument.  Such governing instrument is in full force and effect.  The Seller is not in violation of any of the provisions of its governing instrument.

2.2.                            Authorization, etc. The Seller has full power and authority to enter into this Agreement, all exhibits and schedules hereto, and all agreements contemplated herein (this Agreement and all such exhibits, schedules, and other agreements being collectively referred to herein as the “Acquisition Documents”), to perform its obligations hereunder and thereunder, to transfer the Purchased Assets, and to carry out the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller and upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of the Seller, the remaining Acquisition Documents will have been duly executed and delivered by the Seller, and, assuming their enforceability against the Purchasers, this Agreement is and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of the Seller enforceable according to their terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium general principle, or similar laws now or hereafter in effect relating to creditors’ rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

2.3.                            Title to Purchased Assets; Absence of Liens and Encumbrances; Intellectual Property.

a)                                     The Seller has good and valid title to all of the Purchased Assets, free and clear of all Liens, except for (i) Liens set forth in Section 2.3 of the Seller Disclosure Schedule, (ii) Liens for current taxes not yet due and payable or which are being actively contested in good faith by appropriate proceedings,  (iii) such other minor imperfections of title and encumbrances, if any, that do not, individually or in the aggregate, have a Material Adverse Effect on the Purchased Assets, and (iv) mechanics’,  materialmen’s, carriers’,  workmen’s,  warehousemen’s, repairmen’s or other like Liens and security obligations that are not deliquent (collectively hereinafter referred to as the “Permitted Liens”). The Seller has not granted to any other person any license, option or other rights to develop, use, sell or exploit any or all of the Intellectual Property, whether requiring the payment of royalties or not, and the Seller is not obligated to grant to any other person any license, option or other rights to develop, use, sell or exploit any or all of the Intellectual Property, whether requiring the payment of royalties or not, in each case, that would conflict with the rights granted to the Purchaser as set forth in this Agreement.

b)                                     To the Seller’s knowledge, there is no pending or threatened litigation matter (and the Seller has received no written notice in the past two (2) years) (i) contesting the patentability, validity, enforceability or ownership of, or right to use or license, any intellectual property rights included in the Intellectual Property, or (ii) asserting that any Intellectual Property (or the development, manufacture, use, importation, offer for sale or sale of any product) conflict or will conflict with the intellectual property rights of any other person, except in the case of each of the foregoing, where any such event or circumstance would not have a Material Adverse Effect on the value of the Intellectual Property to the Purchaser.

c)                                      The Purchaser acknowledges that Seller does not own that certain patent # 5,912,231 relating to API, known sometimes as the “Scripps Patent.” Notwithstanding the foregoing, Seller acknowledges that it has licensed the right to practice the matters set forth in the Scripps Patent pursuant to a grant of fully paid, royalty free license rights set forth in the agreement entitled Second Amendment to License Amendment dated October 1, 1996 by and between Multiple Peptide Systems, Inc and Magainin Pharmaceuticals, Inc. (renamed Genaera Corporation), which agreement, together with the other agreements listed in Section 2.7 of the Sellers Disclosure Schedule collectively constitute the “Scripps License”.

2.4.                            No Violation.  None of (a) the execution and delivery of this Agreement or any of the other Acquisition Documents by the Seller, (b) the performance by the Seller of its obligations hereunder or thereunder, (c) the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the Liquidating Trust Agreement; (ii) violate, or be in conflict with, or constitute a default under or breach of, or permit the termination of, or cause the acceleration of the maturity of, any indenture, mortgage, contract, commitment, debt or obligation of the Seller, which violation, conflict, default, breach, termination, or acceleration, either individually or in the aggregate with all other such violations, conflicts, defaults, breaches, terminations, and accelerations, would have a Material Adverse Effect on the Purchased Assets including, without limitation, the Intellectual Property; (iii) require the consent of any other party (except to the extent described elsewhere herein) to or result in the creation or imposition of any Lien upon any of the Purchased Assets under any indenture, mortgage contract, commitment, debt or obligation of or to which the Seller is a party or by which the Purchased Assets are bound; (iv) violate any statute, law, judgment, decree, order, regulation, or rule of any court or governmental authority to which the Seller or the Purchased Assets is subject, which violation, either individually or in the aggregate with all other such violations, would have a Material Adverse Effect on the Purchased Assets including, without limitation, the Intellectual Property; or (v) result in the loss, forfeiture or termination of any Intellectual Property.

2.5.                            Consents and Approvals of Governmental Authorities. No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution and delivery of this Agreement or any of the other Acquisition Documents by the Seller, other than any consent, approval, authorization, declaration, filing or registration which, if not made or obtained, would not individually or in the aggregate have a Material Adverse Effect.

2.6                               Absence of Certain Changes. Since January 1, 2010, the Seller has not:

a)                                     suffered any damage, destruction, or loss, whether covered by insurance or not, that had a Material Adverse Effect, directly or indirectly, on any of the Purchased Assets;

b)                                     permitted or allowed any of the Purchased Assets (including, without limitation, any such Purchased Assets which constitute real property, personal property or mixed, tangible property or intangible property) to be subjected to any mortgage, pledge, security interest or other title retention agreement, encumbrance, lien, easement, claim, option, or charge of any kind (individually and collectively hereinafter referred to as a “Lien”), except Permitted Liens;

c)                                      granted any concessions, leases, licenses, or agreements with respect to or disposed of or permitted to lapse any rights to the use of any of the Purchased Assets, or disposed of or disclosed to any person any trade secret, formula, process, or know-how relating directly or indirectly to any of the Purchased Assets not theretofore a matter of public knowledge;

d)                                     entered into any material commitment or transaction relating directly or indirectly to the Purchased Assets not in the ordinary course of business and consistent with past practice;

e)                                      sold or otherwise disposed of, or entered into or agreed to enter into any agreement or other arrangement to sell or otherwise dispose of, any of the Purchased Assets or any agreement or other arrangement which requires the consent of any party to the transfer and assignment of any of the Purchased Assets or related rights; or

f)                                       agreed, whether in writing or otherwise, to take any action described in this Section 2.6.

2.7.                            Patents, Trademarks, Trade Names. The Seller owns, is licensed, or otherwise has the right to use all patents, trademarks, servicemarks, trade names, and copyrights which are included in the Purchased Assets.  Section 2.7 of the Seller Disclosure Schedule contains a complete and accurate list of the following Purchased Assets:  (i) all issued patents, registered trademarks, registered servicemarks, registered copyrights, and all applications therefor, and (ii) all agreements relating to technology, know how, or processes that the Seller is licensed or authorized to use by others or licenses or authorizes others to use. Except as set forth in any of such licenses or agreements, the Seller has the sole and exclusive right to use the patents, trademarks, servicemarks, trade names, copyrights, technology, know-how, and processes owned by the Seller, and to the Seller’s knowledge, no consent of any third party is required for the use thereof by the Seller upon completion of the transfer ofthe Purchased Assets.  To the Seller’s knowledge, no claims have been asserted against the Seller by any Person in the past two (2) years challenging the Seller’s  use of any such patents, trademarks, servicemarks, trade names, copyrights, technology, know-how, or processes, or challenging or questioning the validity or effectiveness of any such license or agreement. The Seller has not received any written notice in the past two (2) years alleging that the use of such patents, trademarks, servicemarks, trade names, copyrights, technology, know-how, or processes by the Seller infringes on the rights of any other person.

2.8.                            Legal Proceedings, etc.  Except as set forth in Section 2.8 of the Seller Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the Seller’s  knowledge, threatened against or relating to the Seller with respect to the Purchased Assets before any court or governmental or regulatory authority or body with respect to which there is a reasonable likelihood of a determination  which would have a Material Adverse Effect on the Purchased Assets.

2.9.                            Contracts and Commitments.

a)                                     Section 2.9 of the Seller Disclosure Schedule contains a complete list of each contract and commitment of the Seller that is material to the development or commercialization  of the Purchased Assets or that can reasonably be expected to require future payments by or to the Seller of $10,000 or more. (Such contracts and commitments include the Access Agreement.)

b)                                     The Seller has delivered to the Purchaser, or will deliver on or prior to the Closing Date, copies of the documents identified on Section 2.9 of the Seller Disclosure Schedule.

c)                                      Each of the contracts listed in Section 2.9 of the Seller Disclosure Schedule is valid and binding, and each such contract has been entered into in the ordinary course of business. The Seller is not in default under or in breach or violation of, and the Seller has not received notice of any asserted claim of default by any other party under, or a breach or violation of, any of the contracts, agreements, and commitments listed in Section 2.9 of the Seller Disclosure Schedule, including any licensing or usage agreements with respect to the technology that the Seller now uses or currently intends and plans to use.

2.10.                     Documentation.  The Seller has delivered to the Purchaser, or will deliver on or prior to the Closing Date, copies of any and all Product Documentation including, without limitation, documentation relating to all present and past clinical trials, to the extent such documentation exists and is in the possession of the Seller.

2.11.                     Compliance with Laws.  The Seller is not in violation of, has not been charged with any violation of, or, to the Seller’s knowledge, is not under any investigation with respect to any charge concerning any violation of any law, statute, rule, regulation, ordinance, standard, code, order, judgment, decision, writ, injunction, decree, award or other governmental restriction, in which such violation either singly or in the aggregate with other violations would have a Material Adverse Effect upon the Purchased Assets. The Seller is not in default with respect to any order, writ, injunction, or decree of any court, agency, or instrumentality except to the extent that it would not reasonably be expected to result in a Material Adverse Effect.

2.12.                     Disclosure of Confidential Information. The Seller has fully disclosed, or will disclose to the Purchaser, on or before the Closing Date, all processes, inventions, methods, formulas, plans, drawings, customer lists, secret information, and know how (whether secret or not) known to it or in its possession that are comprised within the Purchased Assets including, without limitation, the Intellectual Property.

2.13.                     Condition of Tangible Purchased Assets. The only tangible Purchase Assets known to Seller consist of documentation and API. The Seller has not received any notice of any violations of any applicable law with respect to the Seller’s properties or operations that have not been cured.

2.14.                     Absence of Undisclosed Liabilities.  The Seller does not have any material debt, liability, or obligation of any nature, whether known or unknown, or fixed, absolute, accrued, contingent, or otherwise, that would attach to or could constitute a lien on the Purchased Assets or that could otherwise impair Seller’s  ability to convey the Purchased Assets to the Purchaser in accordance with the terms of this Agreement.

2.15.                     Disclosure.  No representation or warranty by the Seller in this Agreement or any of the other Acquisition Documents (including, without limitation, the Seller Disclosure Schedule), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

2.16.                     Brokerage.  No broker or finder has acted directly or indirectly for the Seller or any of its Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on the actions or statements of, or agreements, arrangements, or understandings made with the Seller or any of its Affiliates or representatives.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as otherwise set forth in the schedules attached to this Agreement (hereinafter collectively referred to as the “Purchaser Disclosure Schedule”), the Purchaser hereby represents and warrants to the Seller as set forth below:

3.1.                            Corporate Organization, etc. The Purchaser is on the date hereof, and will be on the Closing Date, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2.                            Authorization, etc. The Purchaser has full corporate power and authority to enter into this Agreement and the other Acquisition Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. The Purchaser has taken all actions required by law, its LLC operating agreement, or otherwise to authorize (a) the execution and delivery of this Agreement and the other Acquisition Documents and (b) the performance of its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Purchaser and, upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of the Purchaser, the remaining Acquisition Documents will have been duly executed and delivered by the Purchaser, and this Agreement is, and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of the Purchaser, enforceable according to their terms (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to creditors’ rights, and (ii) that the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3.                            No Violation. None of(a) the execution and delivery of this Agreement or any other

Acquisition Document by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder or thereunder, or (c) the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the LLC operating agreement of the Purchaser, (ii) violate, or be in conflict with, or permit the termination of, or constitute a default under or breach of, or cause the acceleration of the maturity of, any contract, debt, or other obligation of the Purchaser, which violation, conflict, default, breach, termination or acceleration, either individually or in the aggregate with all other such violations, conflicts, defaults, breaches, terminations and accelerations, would have a material adverse effect on the business, assets or financial condition of the Purchaser, (iii) except as set forth in Section 3.3 of the Purchaser Disclosure Schedule (the “Purchaser Disclosure Schedule”), require the consent of any other party to, or result in the creation or imposition of any Lien upon any property or assets of the Purchaser under any agreement or commitment to which the Purchaser is a party or by which the Purchaser is bound, or (iv) to the best knowledge and belief of the Purchaser, violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority to which the Purchaser is subject.

3.4.                            Litigation. There is no action pending or, to the best knowledge and belief of the Purchaser, threatened against the Purchaser, or any properties or rights of the Purchaser, that questions or challenges the validity of this Agreement or any of the other Acquisition Documents, nor any action taken or to be taken by the Purchaser pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby and the Purchaser does not know of any such action, proceeding, or investigation that may be asserted.

3.5.                            Disclosure. No representation or warranty by the Purchaser in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein not misleading.

3.6.                            Brokerage. No broker or finder has acted directly or indirectly for the Purchaser or its affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on the actions or statements of, or the agreements, arrangements, or understandings made with the Purchaser or its affiliates or representatives.

ARTICLE IV

COVENANTS OF THE PARTIES

The Seller hereby covenants and agrees with the Purchaser and the Purchaser hereby covenants and agrees with the Seller that:

4.1.                            Full Access.  The Seller will permit the Purchaser, any of its Affiliates and any of their respective Representatives to  have full access at all times, in a manner so as not to interfere unreasonably with the normal business operations of the Seller, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Seller. Notwithstanding the foregoing, the delivery of the tangible items included in the Assets and the access to the “premises, properties, personnel, books, records, contracts and documents of or pertaining to the Seller” is necessaril y limited by the fact that Seller is a liquidating trust with no physical office, employees or business operations and the delivery of the tangible assets included in the Assets will be made available, as applicable, at the offices of the Trust at 610 Second Street Pike, Southampton, PA 18966 or 5110 Campus Drive, Plymouth Meeting, PA 19462 or at the third party facilities identified to Purchaser prior to the Closing.  Seller will provide written instructions to all third parties holding Assets stating that the Assets in said third party’s possession are to be released to Purchaser in accordance with Purchaser’s instructions and delivered to Purchaser at Purchaser’s expense. Purchaser will take delivery of all Assets promptly and hold Seller harmless from any expense incurred for storage, handling or shipping incurred after the Closing. Storage costs prior to Closing shall remain Seller’s liability. Purchaser will promptly take delivery of the API, cell lines and other material held by Seller, but in no event later than 90 days following the Closing.  Seller will direct third parties holding these products to ship these assets to locations designated by Purchaser by such means of shipment as Purchaser reasonably requests, provided that all costs for shipment and handling will be borne by Purchaser.  Seller will, at Purchaser’s request, direct third parties holding assets pursuant to this Agreement to promptly close out the Seller’s account for storage with said third party and request said third party to transfer or open an account for storage in the Purchaser’s name in accordance with Purchaser’s directions.

4.2.                            Conduct Before Closing Date.  Before the Closing Date, except as otherwise contemplated by this Agreement or as permitted by the prior written consent of the Purchaser, but without making any commitment on the Purchaser’s behalf, the Seller shall consistent with past practice, perform its obligations under all agreements binding upon it pertaining to the Purchased Assets and maintain all of its Intellectual Property in good standing.

4.3.                            Prohibited Transactions Before Closing Date. Before the Closing Date, except as otherwise contemplated by this Agreement or permitted by the prior written consent of the Purchaser, the Seller shall not:

a)                                     become a party to any agreement related to the Purchased Assets;

b)                                     enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to any of the Purchased Assets; or

c)                                      directly or indirectly, in any way, contact, initiate, enter into, or conduct any discussions or negotiations, or enter into any agreements, whether written or oral, with any person or entity with respect to the sale or licensure of any of the Purchased Assets or with respect to a merger or any other business combination which would include the transfer of ownership or control of any or all of the Purchased Assets to any third party by operation of law or otherwise.

4.4.                            Ownership of Intellectual Property.  The Seller shall ensure that any and all documents, agreements of any kind or nature whatsoever which are necessary to convey any and all of the Intellectual Property and other Purchased Assets to the Purchaser shall be executed and delivered promptly on the Closing Date or as soon thereafter as reasonably practicable.  The Seller shall use its commercially reasonable efforts to ensure that any and all such conveyance documents are prepared and executed in a timely manner for the benefit of and in suitable condition to be filed by the Purchaser.  The Parties agree that on the Closing Date, all right, title and interest in and to the Intellectual Property and other Purchased Assets shall be owned by and the property of the Purchaser. On and after the Closing Date, all matters related to the ownership or control of the Intellectual Property shall be owned and controlled by the Purchaser, including, without limitation, all patent prosecution and patent enforcement matters.

4.5.                            Further Assurances. Before and after the Closing, each Party shall execute and deliver such instruments and take such other actions as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Acquisition Documents.  The Seller shall give prompt notice to the Purchaser, after receipt thereof by the Seller, of (a) any notice of, or other communication relating to, any default or event that, with notice or lapse of time or both, would become a default under any indenture, instrument, or agreement material to the Purchased Assets, to which the Seller is a party or by which the Purchased Assets are bound, and (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and the other Acquisition Documents.

4.6.                            Confidentiality. Before and after the Closing, each Party to this Agreement shall, and shall cause its officers, accountants, counsel, and other authorized representatives and Affiliates, to hold in strict confidence and not use or disclose to any other party without the prior written consent of the other Party, all information obtained from the other Party in connection with the transactions contemplated hereby, except such information may be used or disclosed (a) when required by any regulatory authorities or governmental agencies, (b) if required by court order or decree or applicable law, (c) if it is publicly available other than as a result of a breach of this Agreement, or (d) if it is otherwise contemplated herein.

4.7.                            Public Announcement.  Except as otherwise required by law, the Parties will not issue any press release or make any other public disclosure or announcement concerning this Agreement or the other Acquisition Documents or the transactions contemplated hereby or thereby, without the prior written approval of the Seller, in the case of the Purchaser, or the Purchaser, in the case of the Seller; provided, however, that if such release or announcement is required by Law, by the Liquidating Trust Agreement or stock exchange or self regulatory organization regulation or rule in order to discharge the disclosure obligations of the Purchaser or Seller (including without limitation the Purchaser’s  obligation to describe and file this Agreement with the Securities and Exchange Commission) and it is unable after good faith efforts to obtain timely the approval of the Seller or the Purchaser, as the case may be, then it may make or issue the obligatory filing, release or announcement and promptly furnish the Seller or the Purchaser, as the case may be, with a copy thereof.

4.8.                            Regulatory Approvals.  The Seller and the Purchaser shall each use their commercially reasonable efforts to procure all applicable regulatory approvals necessary to consummate the transactions contemplated hereby.

4.9.                            Bulk Transfer Laws.  The Purchaser hereby waives compliance by the Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO THE PURCHASER’S OBLIGATIONS

The obligation of the Purchaser under this Agreement to consummate the Closing on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each ofthe following conditions:

5.1.                            Representations and Warranties. The representations and warranties of the Seller contained herein, in the other Acquisition Documents (including, without limitation, all schedules and exhibits hereto and thereto) and in all certificates and documents delivered by the Seller (a) that are qualified by materiality shall be true and correct in all respects on the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of that date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (b) that are not qualified by materiality shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

5.2.                            No Material Adverse Change.  No Material Adverse Effect on the Purchased Assets including, without limitation, the Intellectual Property, the Trade Secrets, the Patent Rights, the Trademarks, the Inventory, the Product or the Product Documentation, shall have occurred between the date hereof and the Closing Date.

5.3.                            Performance; Due Diligence. The Seller shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement or the other Acquisition Documents to be performed or complied with by it on or before the Closing Date including, without limitation, its obligation to use its commercially reasonable efforts to satisfy all ofthe Purchaser’s due diligence requests on or prior to the Closing Date.

5.4.                            Consents. All filings with and consents from government agencies and third parties required to consummate the transactions contemplated hereby and by the other Acquisition Documents shall have been made or obtained, except to the extent that making any such filing or obtaining any such consent has been waived in writing by the Purchaser or the failure to obtain any such consent or make any such filing would not have a Material Adverse Effect on any of the Purchased Assets.

5.5.                            Closing Documents. The Seller shall have delivered, or caused to be delivered to the Purchaser, such documents, instruments, or certificates as shall be reasonably requested by the Purchaser or its counsel prior to execution hereof, including, without limitation, evidence of the termination of the License Agreement, dated October 1, 2007, by and between Genaera Corporation (predecessor-in-interest  to the Seller) and MacroChem Corporation.

5.6.                            Certificates of the Seller. The Seller shall have furnished such certificates of its officers to evidence compliance with the conditions set forth in this Article V as may reasonably be required by the Purchaser.

5.7.                            Instruments and Possession.  To effect the transfers referred to in Section 1.1 of this Agreement, the Seller shall have executed and delivered to the Purchaser:

a)                                     a bill of sale, substantially in the form attached as Exhibit B hereto, conveying in the aggregate all personal property included in the Purchased Assets;

b)                                     assignments, in form and substance satisfactory to the Purchaser, of all rights to Intellectual Property, in recordable form to the extent necessary to assign such rights;

c)                                      to the extent in written or other deliverable form and not previously delivered to the Purchaser, all copies of Intellectual Property or other secret, proprietary or confidential information included in the Purchased Assets;

d)                                     the Sublicense Agreement; and

e)                                      such other instruments as shall be reasonably requested by the Purchaser or its counsel to vest in Purchaser good and valid title in and to the Purchased Assets in accordance with the provisions of this Agreement.

ARTICLE VI

CONDITIONS TO THE SELLER’S OBLIGATIONS

The obligation of the Seller under this Agreement to consummate the Closing on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions.

6.1.                            Representations and Warranties.  The representations and warranties of the Purchaser contained herein, in the other Acquisition Documents (including, without limitation, all schedules and exhibits hereto and thereto), and in all certificates and documents delivered by the Purchaser (a) that are qualified by materiality shall be true and correct in all respects on the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of that date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (b) that are not qualified by materiality shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (or, if such warranty is expressly stated to have been made as of a specific date, as of such specific date).

6.2.                            Performance. The Purchaser shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.3.                            Consents. All filings with and consents from government agencies required to consummate the transactions contemplated hereby shall have been made or obtained unless the failure to obtain any such consent or make any such filing would not have a Material Adverse Effect on the Seller or the transactions contemplated hereby or by any other Acquisition Document.

6.4.                            Certificates. The Purchaser shall have furnished such certificates of its officers to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by the Seller.

6.5.                            Closing Documents. The Purchaser shall have delivered or caused to be delivered to the Seller the documents, consideration and instruments described below.

a)                                     The Cash Consideration as provided in Section 1.4.

b)                                     Such other documents, instruments, or certificates as shall be reasonably requested by the Seller or its counsel.

ARTICLE VII

CLOSING; CLOSING DATE

7.1.                            Closing. The closing (the “Closing”) will be shall take place remotely via the exchange of documents, funds and signatures, at 1:00pm. on April 8, 2010 or at such other time and place as Seller and the Purchaser shall determine (the “Closing Date”), at which Closing the documents, funds and instruments referred to in Articles V and VI hereof will be delivered by the Parties.

7.2.                            As Is, Where Is.  The sale and delivery of the Purchases Assets by Seller hereunder is made on an “as is, where is” basis.

ARTICLE VIII

CERTAIN POST-CLOSING COVENANTS

8.1.                            Inventory; Intellectual Property.  Commencing on the Closing Date, the Seller shall, and shall cause all of its Affiliates, to cease using the Trademarks and promptly shall work to transition all Intellectual Property to the Purchaser  and its agents and representatives.  Further,  the Seller shall deliver to the Purchaser  any and all Inventory  held by or on behalf of the Seller on or prior to the Closing  Date.  The Purchaser  acknowledges and agrees to take such Inventory  in “as is” condition provided  that the Seller agrees to use reasonable  commercial efforts  to deliver such

Inventory  in substantially the same condition  it existed on the date hereof.

8.2.                            Reporting  and Payment  Requirements.

a)                                     Following  the Closing  Date, no less frequently than every calendar  quarter  during the term hereof, the Purchaser  shall provide  written  updates as the development activities, progress  achieved  and goals for future development of the Product including  progress  on formulation issues, significant  communications with or actions  by regulatory  agencies  governing  the marketing, development or sale of the Product.   In addition,  upon occurrence of any material  event (including  any Material  Adverse  Effect with respect to the Intellectual Property,  the Milestone Payments  or the Royalties), the Purchaser  shall promptly  (within  10 business days) provide  written notification to Seller.  For the avoidance  of doubt, a material  event is anything  that might significantly alter the value of the rights retained by Seller pursuant  to this Agreement  and transactions completed  in furtherance thereof.   All reports shall be confidential.

b)                                     Records  Related to Sales and Royalties.  Purchaser  shall keep, and shall cause its Affiliates  and sublicensees to keep, complete  and accurate  books, records  and accounts  which fairly reflect, in reasonable  detail, Net Sales of Products  and of all payments due Seller hereunder,  in accordance with U.S. GAAP.  All such books, records and accounts  shall be maintained for not less than three (3) years, or for such longer period if and as required  by applicable law, following the date of such Net Sales. Purchaser shall deliver to Seller written reports of Net Sales of each Product by Purchaser  and its Affiliates  and sublicensees, and any other sublicensee income  received,  during the preceding  calendar  quarter,  on or before the thirtieth  (30) day following  the end of each calendar  quarter  (in each case, after marketing approval  has been obtained  such that Net Sales are booked). Such report shall include:

(i)                                     a calculation of the royalty due for such preceding  calendar  quarter (based on the actual Net Sales of each Product)  and any nonroyalty sublicense income; and

(ii)                                  the total amount  of Net Sales of Products,  including  detailed  descriptions of all reductions  applicable  thereto. Each such report shall be accompanied by the monies due in respect of the royalties owed by Purchaser  for the preceding  calendar  quarter.

c)                                      Audit. During the term and for a period of one (1) year thereafter, Seller shall have the right after thirty (30) days advance  written notice to Purchaser,  at its own expense, to nominate an independent accountant who shall have full and unhindered access to Purchaser’s  and its Affiliates’ and sublicensees’ books and records during reasonable business hours for the sole purpose of verifying the royalties payable as provided for in this Agreement for the preceding calendar year, but this right may not be exercised more than once in any calendar year, unless during any particular audit a discrepancy of more than five percent (5%) is found in the amount of Royalties due to

Seller, in which case Seller shall be entitled to perform two (2) audits in the subsequent calendar year and recovery of its costs and expenses incurred in conducting such particular audit, as well as any shortfall in such Royalties due to Seller together with interest at the rate of one and one-half percent (1.5%) per month, or the maximum rate permitted by applicable law, whichever is lower, from the date the royalties should have been paid

d)                                     Currency. All royalties and other payments shall be made in U.S. dollars. Royalties payable on sales in countries other than the United States shall be calculated by multiplying the appropriate royalty rate times the sale in each currency in which they are made and converting the resulting amount into United States dollars at the applicable rates of exchange specified in the Wall Street Journal at the time such royalty payments are made.

e)                                      Payments to Access.  The Purchaser shall make the payments contemplated in Section 1.8 hereof and reflect such payments in the reporting required pursuant to Section 8.2(b).

ARTICLE IX INDEMNIFICATION

[Intentionally omitted]

ARTICLE X TERMINATION

10.1                        Termination. This Agreement may be terminated at any time before the Closing Date:

a)                                     by mutual consent of the Purchaser and the Seller;

b)                                     by either the Purchaser or the Seller if the Closing has not occurred on or before April 30, 2010, provided that this provision shall not be available to the party which fails or refuses to consummate the transactions contemplated herein or to take any other action referred to herein as necessary to consummate the transactions contemplated hereby in breach of such party’s obligations contained herein; and

c)                                      by either the Purchaser or the Seller if there has been a material breach on the part of the other party of any representation, warranty or covenant set forth in this Agreement which will prevent the satisfaction of any condition to the obligations of such non-breaching party at the Closing and such breach is not cured or waived within ten (10) business days after such other party has been notified of the intent to terminate this Agreement pursuant to this Section 10.1(c).

10.2.                     Effect of Termination. In the event of termination of this Agreement as expressly permitted under Section 10.1 hereof, this Agreement shall forthwith become void (except for this Section 10.2 and Sections 11.2, and 11.4 hereof) and there shall be no liability on the part of either the Seller, the Purchaser, or their respective officers, directors or Affiliates; provided, however, if such termination occurs pursuant to

Section 10.1(c) and resulted from the willful (a) breach by a party of any agreement or representation or warranty of such party contained in this Agreement or (b) failure to perform a covenant of such party contained in this Agreement, such party shall be fully liable for any and all Damages sustained or incurred as a result of such breach or failure.  In the event of termination hereunder before the Closing, each party shall return promptly to the other Party all documents, work papers, and other material of the other party furnished or made available to such party or its representatives or agents and all copies thereof.

ARTICLE XI

OTHER AGREEMENTS

11.1.                     Amendment and Modification; Waiver of Compliance. Subject to applicable law, this Agreement may be amended, modified, and supplemented only by way of a written agreement signed by the Purchaser and the Seller. Any failure by any party to this Agreement to comply with any obligation, covenant, agreement, or condition contained herein may be expressly waived in writing by the other Party hereto, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.1.

11.2.                     Fees and Expenses. Except as otherwise provided herein, each ofthe Parties hereto will pay its own fees and expenses (including attorneys’ and accountants’ fees, legal costs, and expenses) incurred in connection with this Agreement, the other Acquisition Documents and the consummation of the transactions contemplated hereby and thereby.

11.3.                     Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if delivered by hand, or the next business day, if sent by reputable overnight courier (charges prepaid), or on the third business day if mailed by certified or registered mail (postage prepaid and return receipt requested) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

a)   If to the Purchaser, to:

Dipexium Pharmaceuticals, LLC

Address:

Attention: Robert J. DeLuccia, Managing Partner

With a copy to: David P. Luci, Esq.

Address:

b)  If to the Seller, to:

The Genaera Liquidating Trust c/o Argyce, LLC

Address:

Attention: John Skolas, Trustee

With a copy to: Laberee Law PC

Address:

Attention: Peter W. Laberee, Esq.

11.5.                     Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided however that so long as the Trust holds the Seller’s  interest in this agreement, the Trust shall be free to assign that interest to a third party without advance consent, upon five business days written notice to Purchaser.

11.6.                     Governing Law. This Agreement and the legal relations between the Parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflicts of law principles thereof.

11.7.                     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8.                     Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.9.                     Entire Agreement. This Agreement, including the Seller Disclosure Schedule and Purchaser Disclosure Schedule, the Acquisition Documents and the exhibits hereto and thereto and other documents referred to herein which form a part hereof, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the Parties with respect to such subject matter, including, by way of illustration and not by limitation, any term sheet agreed to by the Parties hereto prior to the date hereof. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein.

11.10.              Definitional Provisions. All terms defined in this Agreement shall have such defined meanings when used in any exhibit, schedule, or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

11.11.              Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by applicable law.

11.12.              Specific Performance. Notwithstanding anything to the contrary set forth herein or elsewhere, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court of the United States of America sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS, the Parties hereto have caused this Agreement to be duly executed on the day and year first-above stated.

THE GENAERA LIQUIDATION TRUST

By:                            ARGYCE, LLC, as Trustee

By:	/s/ John Skolas
Name: John Skolas, JD, MBA
Title: President & CEO

DIPEXIUM PHARMACEUTICALS, LLC

By:	/s/ Robert DeLuccia
Name: Robert DeLuccia
Title: Managing Partner

Exhibit A

Allocation of Purchase Price

100% of the Purchase Price is allocated to the “Purchased Assets” as defined  in the Asset Purchase Agreement.

Exhibit B

Form of Bill of Sale

BILL OF SALE, CONVEYANCE, ASSIGNMENT AND TRANSFER

This INSTRUMENT is made this 7th day of April, 2010, from The Genaera Liquidating Trust, a trust organized and existing under the laws of the State of Delaware (the “Seller”) to Dipexium Pharmaceuticals, LLC, a limited liability company organized under the laws of the State of Delaware (the “Purchaser”).   Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement, dated as of the date hereof, by and between Seller and Purchaser (the “Agreement”).

WHEREAS, pursuant to the Agreement, for value received as provided in the Agreement, Sellers agreed to grant, sell, assign, transfer, convey and deliver to the Purchaser, all of Seller’s right, title and interest in and to the Purchased Assets, interest in all property of Sellers as described in the Agreement and specified therein to be conveyed, assigned and transferred to the Purchaser.

NOW, THEREFORE, for value received, the receipt and sufficiency of which is hereby acknowledged, the Seller hereby grants, sells, assigns, transfers and conveys (including, without limitation, by license, sublicense or otherwise) to the Purchaser all of Seller’s right, title and interest in and to the Purchased Assets, including, without limitation, all of the license rights  granted to Genaera, pursuant to the MPS License Agreement, as amended from time to time,  in each case, as described in the Agreement an specified therein to be conveyed, assigned and transferred to the Purchaser (which Agreement is incorporated by reference in this Instrument as if set forth herein), TO HAVE AND TO HOLD the same unto the Purchaser and its successors and assigns forever.

At any time and from time to time after the date hereof, the Seller covenants and agrees, at its own expense (except as otherwise provided in the Agreement), to take such actions and to execute and deliver such further acts, bills of sale, assignments, transfers, conveyances, leases, powers of attorney and assurances as the Purchaser may reasonably request to more effectively vest in the Purchaser good, valid and marketable title to any asset or assets transferred to the Purchaser hereby and pursuant to the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Seller has caused this Instrument to be duly executed this 7th day of April, 2010.

THE GENAERA LIQUIDATING TRUST
By:	ARGYCE, LLC, as Trustee

	By:	/s/ John Skolas
Name: John Skolas, JD, MBA
Title: President & CEO

DIPEXIUM PHARMACEUTICALS, LLC

By:	/s/ Robert DeLuccia
Name: Robert DeLuccia
Title: Managing Partner